UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 16, 2018
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EXICURE, INC.
(Exact name of Registrant as specified in its charter)
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Delaware	000-55764	81-5333008
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
8045 Lamon Avenue
Suite 410
Skokie, IL 60077
(Address of principal executive offices)
Registrant’s telephone number, including area code: (847) 673-1700
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On April 20, 2018, Exicure, Inc. (the “Company”) announced that Matthias G. Schroff, Ph.D., 50, was appointed to serve as Chief Operating Officer (“COO”) of the Company, effective April 16, 2018.
Prior to joining the Company, from September 2016 until December 31 2017, Dr. Schroff was the chief executive officer for VAXIMM AG, a Swiss/German biotech company. Prior to that, from January 2008 until December 31, 2015, Dr. Schroff was the chief executive officer of Mologen AG, a publicly traded German biopharmaceutical company.
On January 18, 2018, the Company and Dr. Schroff entered into a letter agreement (the “Offer Letter”) providing for Dr. Schroff’s service. The Offer Letter provides that Dr. Schroff will receive an initial salary of $275,000 (“Base Salary”). The Company may adjust Dr. Schroff’s Base Salary periodically at its discretion according to Dr. Schroff’s performance and the Company’s compensation review. Dr. Schroff is also eligible to receive a maximum annual performance of up to 25% of his Base Salary, which will be prorated in 2018 for the portion of the year in which he is employed. The compensation committee of the board of directors (“Compensation Committee”) will determine Dr. Schroff’s bonus and will be based upon performance goals established by the Compensation Committee. The Offer Letter also provides for Dr. Schroff to receive a stock option, subject to the approval of the Compensation Committee, to purchase up to 345,000 shares of common stock of the Company at an exercise price equal to the fair market value as of the date of the grant. On the one-year anniversary of Dr. Schroff’s employment start date, 25% of the shares subject to the option will vest and 1/48th of the shares subject to the option will vest each month thereafter on the same day as Dr. Schroff’s employment start date, subject to Dr. Schroff’s continued employment with the Company through each vesting date.
Under the Offer Letter, subject to the approval of the Compensation Committee and subject to the Company’s 2017 Equity Incentive Plan, the option will provide for acceleration of vesting of the equity award upon the involuntary termination of Dr. Schroff, other than for cause (as defined in the option award), within the twelve month period following a change in control (as defined under the Company’s 2017 Equity Incentive Plan). The Offer Letter also provides for Dr. Schroff to participate in Company benefit plans. The Offer Letter states that the Company will pay Dr. Schroff up to $50,000 to cover costs associated with relocation expenses.
Dr. Schroff has entered into the Company’s standard form of indemnification agreement which provides, among other things, that the Company will indemnify Dr. Schroff, under the circumstances and to the extent provided for therein, for certain expenses which he may be required to pay in connection with certain claims to which he may be made a party by reason of his position as an officer of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws. Dr. Schroff does not have any family relationship required to be reported pursuant to Item 401(d) or have or had any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.
The foregoing description of the terms of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which will be filed as an exhibit to the Company’s Quarterly Report for the fiscal period ended March 31, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 20, 2018	EXICURE, INC.

	By:	/s/ David A. Giljohann
	Name:	David A. Giljohann
	Title:	Chief Executive Officer